Exhibit 99.1

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

CORPORATE PARTICIPANTS

Liz Sharp Smith & Wesson Holding Corporation - VP of IR

James Debney Smith & Wesson Holding Corporation - President and CEO

Jeff Buchanan Smith & Wesson Holding Corporation - CFO

CONFERENCE CALL PARTICIPANTS

Brian W. Ruttenbur BB&T Capital Markets - Analyst

Cai von Rumohr Cowen and Company - Analyst

Scott Stember C.L. King & Associates - Analyst

Chris Krueger Lake Street Capital - Analyst

James Hardiman Wedbush Securities - Analyst

Rommel Dionisio Wunderlich Securities, Inc. - Analyst

Steve Dyer Craig-Hallum Capital Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the Smith & Wesson Q4 2016 earnings conference call.

(Operator Instructions)

As a reminder, today’s conference may be recorded.

I would now like to introduce your host for today’s conference, Ms. Liz Sharp, Vice President, Investor Relations. Ma’am, please go ahead.

Liz Sharp - Smith & Wesson Holding Corporation - VP of IR

Thank you, and good afternoon.

Our comments today may contain predictions, estimates and other forward-looking statements. Our use of words like anticipate, project, estimate, expect, intend, believe and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding revenue, earnings per share, non-GAAP earnings per share, fully diluted share count and tax rate for future periods; our product development, focus, objectives, strategies and vision; our strategic evolution and organizational development; our market share and market demand for our product; market and inventory conditions related to our product, and in our industry in general; and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future, and they are subject to various risks and uncertainties. Risk factors and other considerations that could cause our actual results to be materially different are described in our securities filings, including our Forms 8-K, 10-K and 10-Q. You can find those documents, as well as a replay of today’s call, on our website at smith-wesson.com.

Today’s call contains time-sensitive information that is accurate only as of this time, and we assume no obligation to update any forward-looking statements contained herein. Our actual results could differ materially from our statements today.

I have a few important items to note with regard to our comments on today’s call. First, we reference certain non-GAAP financial measures. The reconciliations of GAAP financial measures to non-GAAP financial measures can be found in today’s filing, as well as today’s earnings press release, which are posted to our website or

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

will be discussed on this call. Also, when we reference EPS, we are always referencing diluted EPS. For detailed information on our results, please refer to our 10-K for the year ended April 30, 2016, which filed this afternoon.

I will now turn the call over to James Debney, President and CEO of Smith & Wesson.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thank you, Liz. Good afternoon, and thanks, everyone, for joining us.

With me on today’s call is Jeff Buchanan, our Chief Financial Officer. Later in the call, Jeff will provide a recap of our financial performance, as well as our guidance for the first quarter and full FY17.

FY16 was a very strong year for Smith & Wesson. Our solid performance across all parts of the Business moves us closer to our vision, which is to become the leading provider of quality products for the shooting, hunting and rugged outdoor enthusiast. We continue to successfully execute on this long-term strategy, while our firearms, accessories and manufacturing services divisions contributed results that helped set a number of new Company records. These included quarterly and annual records for nearly every financial metric on the income statement from revenue to earnings per share.

Now let me cover some highlights from the fourth quarter. Total Company revenue and EPS exceeded the high end of our guidance range.

Revenue growth in our firearm division was driven by increased orders for our handguns designed for personal protection, including our SDVE, our M&P SHIELD, our M&P BODYGUARD, and our small-frame revolvers, to name a few. Firearms gross margins were very strong at 41.3% versus 37.3% last year.

Revenue growth in our accessories division was strong at nearly 20%, helped in part by the inclusion of our Thompson/Center accessories business, as well as orders for the new products we introduced at SHOT Show. Accessories gross margins were 45.8%, an expected decline from last year, which did not yet include our lower-margin Thompson/Center accessories business.

Despite our record levels of shipments, distributor inventory of our firearms remained flat on a sequential basis. There were approximately 92,000 of our units in distributor inventory at the end of Q3 and at the end of Q4, demonstrating what we believe was healthy consumer pull-through.

Adjusted NICS background checks during our fiscal quarter grew 12.5% year over year, reflecting increased consumer demand for firearms, while our units shipped into the consumer channel for the same period were up 28.4%, indicating that we gained market share. We made important progress on several new products and product extensions, many of which were launched to some very enthusiastic consumers in May at the NRA annual meeting. Lastly, we expanded our executive leadership team with two important appointments that support our new multi-divisional structure and operating strategy in the shooting, hunting and outdoor markets.

With that introduction, I will ask Jeff to review our fourth-quarter and full-year financial results.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James.

Revenue for the full year was a record $722.9 million, of which $65.3 million was from the accessories division. Strong consumer interest in our products and market share gains contributed to our record results, with total revenue up 31% from the prior year.

Revenue for Q4 was a record $221.1 million, an increase of 22.2% from last year. The accessories division contributed $17.5 million, a 19.8% increase from last year. We exceeded our estimates in Q4 as the result of great execution by our operations team and leveraging our flexible manufacturing model, which allows us to promptly respond to volume and mix changes in times of heightened demand.

Our gross margins were 41.6% for the fourth quarter and 40.6% for the full year. Gross margins increased because of product mix and absorption. The accessories division gross margin of 49.9% for the full year increased the total Company gross margin by 90 basis points. We are pleased with our gross margins, which are at the top end of our targeted range of 37% to 41%.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Operating expenses in the quarter were $35.2 million or 15.9% of revenue as compared with $29.8 million or 16.5% of revenue last year. The biggest contributor to the increased operating expense dollars came from higher incentive compensation and profit sharing due to our strong financial results. On a non-GAAP basis, which excludes amortization resulting from the BTI acquisition, fourth-quarter operating expenses were 14.7% of revenue versus 15.2% last year.

For the year, operating expenses were 18.7% of revenue as compared with 19.1% last year. On a non-GAAP basis, full-year operating expenses were 17.5% of revenue versus 18% last year.

Q4 operating margin was 25.7%, an increase of 5.1 percentage points from Q4 of last year. Full-year operating margin in FY16 was 21.9%, an increase of 5.7 percentage points over the prior year. On a non-GAAP basis, Q4 operating margin was 27% versus 23.3% last year. And full-year non-GAAP operating margin was 23.1% compared with 18.1% last year.

Our EPS for Q4 came in at a record $0.63 as compared with $0.40 last year, a nearly 58% increase. Non-GAAP EPS came in at $0.66, well above the top end of our guidance range. Our full-year EPS was also a record at $1.68, which is an 86.7% increase from the prior year. On a non-GAAP basis, EPS was $1.83.

In quarter four, our adjusted EBITDAS, a non-GAAP measure, was a record $68.7 million for a 31.1% EBITDAS margin. For the full year, our adjusted EBITDAS was a record $202.4 million, a 28% EBITDAS margin.

As a result of our record performance, we ended the quarter with cash totaling $191.3 million, and total debt on our bank loan and senior notes of $175.3 million, thus ending the quarter with no net debt. This is the first time this has occurred since we borrowed to repurchase $165 million of our own stock in FY14. And it is worth noting that our average purchase price for that stock buyback was $11.49.

Our strong financial position was aided by our $94.8 million of operating cash flow in the quarter and $168.6 million of operating cash flow in the year, both records. In addition, despite the significant increase in sales, we kept our inventory levels nearly flat at $77.8 million, thus generating a significant benefit from increased inventory turns in the year.

For the year, our CapEx was $29.5 million, about $10 million less than we had projected. In FY17, we expect to spend approximately $50 million in CapEx. That amount includes approximately $30 million in maintenance CapEx, plus investments in our base capacity, tooling for new products, and ongoing SAP expense. Also included is the $10 million carryover from FY16.

James?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thank you, Jeff.

We believe that adjusted NICS results provide a good indicator of consumer retail activity. For our fourth quarter, adjusted NICS grew by more than 12% over last year, supporting our belief in the long-term growth prospects for the firearms market.

Breaking down adjusted NICS in Q4, in handguns, which made up about 81% of our total firearm units shipped, NICS checks increased 19.9%, while our units shipped into the consumer channel grew by 25.4%, largely driven by increased shipments of our M&P SHIELD. In long guns, which made up about 19% of our total firearms shipped, NICS checks increased 2.2%, while our units shipped into the consumer channel grew by 41.9%.

These are strong results, especially when we consider that channel inventory of our products at wholesale remained sequentially flat from the end of Q3 to the end of Q4. At the close of Q4, our weeks of sales in the channel remained below our eight-week threshold. We would expect the weeks of sales number to rise over the summer, in keeping with typical seasonality and distributor inventory buildup for the busy fall and winter shopping seasons.

With virtually all product categories experiencing strong demand, we captured incremental sales and market share by leveraging our flexible manufacturing model. That model, combined with strong order flow, allowed us to better match our production with those products most in demand.

You will recall that last quarter I said that we were leveraging this model to allow us to increase capacity to certain high-demand or market-leading products, such as our M&P SHIELD. We did that without investing in expensive assets or increasing the size of our manufacturing footprint. These efforts were successful, as evidenced by our Q4 results.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Turning to new products, during the quarter we developed a number of new product introductions, which were launched at the NRA show in May. Among those was our M&P45 SHIELD pistol designed for personal protection, and which is an important caliber expansion for our popular M&P polymer pistol family that has also been much requested and anticipated by many of our customers and consumers.

Turning now to the MHS program, there have been no significant updates since we spoke with you last quarter. Together with our partner, General Dynamics, we stand ready to respond to the Army’s next phase of the competition. As we’ve said before, we expect this to be a very lengthy process, with a final award expected to occur no sooner than calendar 2017.

Next, I want to share with you some recent progress towards our vision for the Company’s strategic evolution. Smith & Wesson was comprised of two divisions in FY16, the firearms division and the accessories division. Our multi-divisional structure has since been expanded, following the recent creation of the manufacturing services division, which provides services to both internal and external customers.

The external customers are important to us, since they help us to fully utilize our capacity across multiple different processes and, therefore, increase absorption and support expansion of our gross margins. With that, I am pleased to say that Mark Smith, who has been with Smith & Wesson for six years now, and who served as our Vice President of Manufacturing and Supply Chain, was promoted to President of our Manufacturing Services division in our fourth quarter.

In addition, we appointed Matt Buckingham as President of the Firearms division. Matt joined Smith & Wesson from Brownells, Inc., an industry leader and global provider of firearms parts and accessories. Matt served as President and Chief Operating Officer for Brownells, a role in which he oversaw the development of the company’s strategic direction and the execution of its day-to-day operations.

With this expanded management team, we are very well positioned to explore new opportunities, both organic and inorganic, in the shooting, hunting and rugged outdoor markets. Our inorganic strategy is allowing us to expand our consumer base, and we continue to explore categories in the rugged outdoor market that would serve to significantly expand our overall addressable market. As we explore those opportunities, we will be extremely selective, employing very strict criteria for the return on our investment. Our successful acquisitions to date have yielded important experience and insights, and we intend to build upon our record of execution and creating long-term value for our shareholders.

With that, I will now ask Jeff to provide our financial outlook.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Thanks, James.

As we look ahead to FY17, we see many organic and inorganic growth opportunities. These include continued product innovation across our firearms and accessories divisions, as well as targeted high-margin and earnings-accretive acquisition opportunities.

In reviewing our guidance for FY17, it should be noted that we plan our business outlook and set our growth parameters based on our strategic direction, exclusive of any political or election cycle influence that resides outside of our control. Thus, as we provide guidance, please make note of what is and what is not included in that guidance.

First, our guidance takes into account our expectations for firearms growth, given that the heightened firearms demand we saw in FY16 may make comps in FY17 a bit more challenging, but also taking into account the fact that we expect to introduce several new products. Second, our guidance assumes solid growth in our accessories business, which has delivered a long history of double-digit compounded growth.

Third, our guidance does not take into account any potential consumer spike in firearms demand driven by fear of firearms regulation. And fourth, our guidance does not take into account any acquisitions we may pursue as part of our planned inorganic growth strategy.

So, based on that, we expect revenue for full-year FY17 to be between $740 million and $760 million, with EPS of between $1.71 and $1.81 and non-GAAP EPS of between $1.83 and $1.93. And for the first quarter of FY17, we expect revenue to be between $190 million and $200 million, with an EPS of between $0.46 and $0.50 and non-GAAP EPS of between $0.49 and $0.53. This guidance is based on an estimated fully diluted share count of 57 million shares and an expected tax rate of 36%.

James?

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thank you, Jeff.

I want to thank the entire Smith & Wesson team for delivering a year of very strong results.

With that, operator, please open up the call for questions from our analysts.

QUESTION AND ANSWER

Operator

(Operator Instructions)

Brian Ruttenbur with BB&T.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Yes, thank you very much. A couple quick questions. Can you talk a little bit about the mix in your guidance on that $740 million to $760 million versus accessories?

You talk about rapid growth there. Can you give us some kind of estimate? Is that double-digit growth, is that 20%-plus?

Give us a ballpark on that.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Actually, we haven’t specified the actual percentage of accessories on growth. I did say that we expect to see the continued strong growth and that it has had double digits on growth probably for the last 15 years as an independent company, including when it joined Smith & Wesson.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

So, the growth that accessories had in 2016 because it was a stub year in 2016 versus FY15 can you give us what it actually was pro forma?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Yes, it was actually about 20% on a pro forma basis.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Okay. And then, on CapEx, just to understand that, it’s up $20 million. Can you go over what you’re spending — historically what you’ve been spending, at least last year?

The additional $20 million, is that anything involving expanding your capacity to manufacture firearms? Or what is the additional $20 million for on a year-over-year basis?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Each year it is different. Last year we planned on spending $40 million, so some of that rolled over and some of that is maintenance on CapEx that was just deferred. Other parts of that do include the building of base capacity.

I think as James has mentioned in the past, we do have an outsourcing strategy. But as the outsourcing gets to be a large number, we’d claw back on some of that outsourcing by building base capacity, which then leaves more available outsourcing at the top, in essence. But it also includes SAP as we integrate our various divisions, and then, as we’ve talked about in the past, bolt-on programs as we get more sophisticated in our use of SAP and all the related programs.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Okay. But no physical plan expansion, correct?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

No.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Sorry, Brian, say again?

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Are you going to physically expand your plant? I don’t believe so, I just wanted to clarify.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Oh, you mean build a new building.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

That is correct.

James Debney - Smith & Wesson Holding Corporation - President and CEO

No plans.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

No plans. Great. And then last question and then I will hop off here is in terms of your guidance.

Just trying to understand military style rifles is still the preponderance of your long guns, and that was, I believe, 19% of your total revenue. In your guidance do you anticipate that part of the business to continue to grow rapidly?

James Debney - Smith & Wesson Holding Corporation - President and CEO

You’re referring to modern sporting rifles, yes, Brian? And, yes, they are a component of the long gun category. As we explained in our prepared remarks they were 19% of total units shipped.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

That is everything, both action rifles, single shot, muzzleloader. As you think forward how we are looking to grow the firearms division, there’s really two prongs to that growth strategy. The first is obviously continuing to focus on handguns, personal protection such as the M&P SHIELD, which remains the number one selling handgun in the US today.

And then it turns of long guns, it is about long guns for hunting, so that is bolt-action rifle, which we just recently launched the Compass, which is a fantastic bolt-action rifle, multiple calibre, at an opening price point. We know that is going to be very popular, just can tell already from the way it is being received. So that strategically is how we are looking to grow the firearms division.

Modern sporting rifles, back to that, as you know we are already the market leader. We have a very strong presence there. We respect the volatility that we’ve experienced from time to time in that product category.

And that’s one of the reasons that the vast majority of components required to assemble a modern sporting rifle for Smith & Wesson in our M&P15 family is outsourced. So, we utilize very little of our base capacity to manufacture a modern sporting rifle, and therefore we don’t have to worry about unfavorable absorption as you see some of the swings up and down in terms of the demand for that product.

But we are a market leader. We intend to stay a market leader.

Brian W. Ruttenbur - BB&T Capital Markets - Analyst

Okay, thank you very much.

Operator

Cai von Rumohr, Cowen and Company.

Cai von Rumohr - Cowen and Company - Analyst

Yes, thank you very much, and great performance again. If we look at your guidance, what are you assuming in terms of what the total gross margin might be? And then maybe some color on the OpEx expenses.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Cai, we didn’t really give any color on gross margin or op expenses. In general, we expect op expenses to rise a bit as we continue to add infrastructure into our business. We talked about in the past that we are focused on building a structure that allows for inorganic acquisitions, so we have to spend a little bit of money in preparation for that.

I would say that, in general, our gross margins are solidly in our range of 37% to 41% each quarter, and we certainly expect to be above our EBITDA targets of 20%.

Cai von Rumohr - Cowen and Company - Analyst

So, if I just follow up to Brian’s line of questioning, if, in fact, we should expect Battenfeld and accessories to grow in excess of the corporate average, which essentially looks reasonable given your mid point of your guesstimate. And given that they have above average gross margins, when I do the math it looks like you would get there with gross margin, total Company, flat to up, op expense flat to down, and because net interest is down that’s how you get there. So, no major swings in terms of gross margin.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

I don’t think there’s going to be any major swings, but I think op expense is going to be flat to up, not down — op expense.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Cai von Rumohr - Cowen and Company - Analyst

Yes, but as a percent of sales roughly comparable.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Right.

Cai von Rumohr - Cowen and Company - Analyst

And then I am a little confused. You say you don’t assume a surge, but I think the issue really has been the reverse — that we have been in a surge, clearly looking at the extent of the vigor, and that we may be in a de-surge. Are you allowing for a de-surge, so to speak?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Cai, we’re talking about — okay, you’re really talking about Q4. If you call that a surge, again we have chosen not to define that period as a surge. Definitely it was a period of heightened demand but I think there was some very different dynamics at play, and you could see normal seasonality at play, as well, as you think about the tail end of our third quarter and our fourth quarter.

As you think about our guidance going forward for this fiscal year, I would just like a little bit of clarity about what your question really is. You’re saying we’re in a surge? Because you know something I don’t?

Cai von Rumohr - Cowen and Company - Analyst

Certainly the year-over-year compares more in the third than the fourth, certainly in the third, was, one would have called, a surge. So, when you say no surge, does it anticipate a falloff from the third-quarter level, because the fourth quarter was strong more from pipeline fillings. I guess that’s the question.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Again, we don’t give that level of granularity. So it’s difficult for me to answer with anything that would be valuable to you.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

I will go back over what I said at the end of the script. We took FY16 for what it was. We have done, we always do, extensive work on analyzing what we think is going to happen in the future on NICS, and talk to our customers, and our product introductions.

And we take all that and we make assumptions about what’s going to happen in the year. We don’t make assumptions about things out of our control. If I accepted your premise that there was a surge and now we’re in a de-surge, then I would have taken that into account because that is something we know.

But if there’s going to be a surge in the future, we don’t know that, and we don’t take that into account.

Cai von Rumohr - Cowen and Company - Analyst

Got it, okay. That’s very helpful. And then in terms of, now that you have all of this excess cash, do you have any sense about how much cash you are comfortable having around? Are you a little more interested in repurchasing your stock, which has come down here?

How do you think about M&A? And do you have a fairly robust pipeline at this point?

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Yes. As we have said in the past, the first thing we like to do with our cash is invest in ourselves. We’re putting $50 million in CapEx this year. But, of course, in FY17 we will generate a lot more cash based on this guidance.

So, the first thing, other than investing in ourselves internally, we said, I think, and tried to convey in the script, that we do have an inorganic strategy, and we are looking at many things in a disciplined approach that has to meet our IRR guidelines. And we would prefer to spend our cash on those items, both organic and inorganic growth.

And, again, if we get to a point where we believe we have excess available cash, or, alternatively, investing in our stock is a better return than investing in an outside company, then we would consider doing that. So, it’s always a mix between what’s Wall Street doing, what’s our stock doing, what is happening for organic growth initiatives, and what’s happening on inorganic growth initiatives. Take all that and we analyze it on a constant basis.

Cai von Rumohr - Cowen and Company - Analyst

Okay. And the last one, the military handgun competition, you said a possible decision not until 2017. Refresh my memory in terms of, at this point how large is the thought that the buy might be?

James Debney - Smith & Wesson Holding Corporation - President and CEO

It is up to 500,000 units over a period of years, which I believe from memory is seven years.

Cai von Rumohr - Cowen and Company - Analyst

Got it. Okay. Excellent. Thank you very much.

Operator

Scott Stember, CL King.

Scott Stember - C.L. King & Associates - Analyst

Good evening. Just want to piggyback on the top of that guidance again. The NICS data has shown the last couple of months, at least in the month of May, a deceleration.

And, again, not to harp on this too much, but just when you gave the guidance for the full year in the first quarter obviously you’re looking for a near 70% increase in the first quarter. So, that would assume in the back half of the year that things are getting a little bit more difficult.

Are you factoring just the current trends that we’re seeing with NICS right now excluding any surges or desurging whatsoever? Or is this just to be viewed as the usual conservative initial guidance that you guys usually put out at the beginning of the year?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

We don’t give color on whether or not our guidance is conservative or not. The only thing I can say is that we take into account, yes, that the comps may be tough in Q3 and Q4 come next year, but on the other hand, we have a lot of new product introductions upcoming. And we talked about with Cai we do expect some solid growth in our accessories business.

I’m not sure what more I can say. Other than quarter four is usually a higher quarter than Q2 and Q3. I don’t think it’s ever not been a higher quarter than Q2 or Q3.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Scott Stember - C.L. King & Associates - Analyst

Got you. And just talk about the accessories. There’s a lot of talk about, obviously, at retail across the board, I believe, in some of your customers in that might sell some of your accessories, of slow traffic.

And yet you guys are still putting up these plus 20% comp numbers, which is very impressive. Could you just maybe speak to that? Is it just new product introductions or is it just the quality of the product and how fits in the marketplace?

James Debney - Smith & Wesson Holding Corporation - President and CEO

It’s a whole combination of things. You’ve got to go back and look at the family of brands that exist in the accessories division. They are all very strong.

We have just integrated the Thompson/Center accessories business into the division, so it’s now fully their responsibility under their leadership. I know they will be doing good things with the TC business. Launched a lot of new products under the firearms brands that they now have access to — Smith & Wesson, M&P and, again, TC.

So, that’s been very successful. All those introductions took place at SHOT Show. So, it’s going to be a hybrid of leveraging existing [inter] products, the new product introductions, the value that’s in the brands, continue to raise awareness of those brands with the consumer.

The little tuck-in acquisitions will pay back very favorably to the performance of the accessories division. We’re very early in the stages of the Hooyman, the tree saw business, that we acquired shortly after acquiring Battenfeld. And of course we just acquired the flashlight business PowerTech as well, so that tuck-in has gone very well.

All of those have great returns, as you would expect. And of course, as Jeff said, we’re always looking ahead to see what’s in the pipeline for M&A that has good potential to add value for our shareholders.

Scott Stember - C.L. King & Associates - Analyst

Okay. Just two quick last questions just on the other line.

The last couple of quarters that has been down, I think 14% and 4% sequentially. And here we are in the fourth quarter, we’re up 8%, and that’s despite the fact that you shifted some of the — was there a shift of some accessories from there? And maybe just talk about the strength there because I know that there’s been some weakness in the last couple of quarters.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Yes. The Thompson accessories business was shifted. The comparison against last year, last year in Q4 of 2015 would not have had Thompson accessories. Thompson accessories would have been in other and now Thompson accessories is in accessories.

But the other also includes the manufacturing services revenue that James had mentioned where we formed a manufacturing service division to service both internal and external customers. So, we have several processes that we sell it externally, including in the polymer business, forging, plating, a variety of stuff. And, as James said, we do that to keep utilization high and absorption maxed out if it all possible.

Scott Stember - C.L. King & Associates - Analyst

Okay. And just the last question, you gave the gross margin for the accessories business for the quarter. I think it was 38.5%. What was the comparable number last year in the fourth quarter?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

I don’t think we said. It was 45.8% this year and I think it was just a little over 50% in the comparable quarter.

Scott Stember - C.L. King & Associates - Analyst

Okay, got you. My mistake. That’s all I have.

Thanks for taking my questions.

Operator

Chris Krueger, Lake Street Capital.

Chris Krueger - Lake Street Capital - Analyst

Good afternoon, great quarter. Just a couple quick questions. I think you stated that your channel weeks of sales inventory is currently still tracking below your eight-week threshold.

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

That’s correct, yes.

Chris Krueger - Lake Street Capital - Analyst

Can you remind us, two years ago when that big surge started to settle down, how high did that get at that time?

James Debney - Smith & Wesson Holding Corporation - President and CEO

We never disclosed it, Chris. What we said, whenever we are above we say we’re above, and if we are below we say we are below. We may give some color on how close we are.

But it’s expected that we will build inventory during the summer. Normal seasonality is in play. You can see that in the NICS so far.

Talking about the calendar year to date, NICS profile very much tracking to what you would expect for normal seasonality. We will see what happens next, but that is where we are. Expectation is hopefully that we can build some inventory internally and externally with our distribution partners, as well, so we can better serve retailers as we go into that busier full hunting and then holiday gift-giving season, as well, where, as you always know, we’re historically very busy.

And then as you roll into the new year, the calendar year, we are into show season again., SHOT Show for new product launches. Then, most importantly, the wholesaler shows where a lot of orders are taken from independent retailers and a lot of those are immediate ship. So, it would be nice to build some inventory.

There may be some challenges there. We will see what happens.

Chris Krueger - Lake Street Capital - Analyst

Okay. Then on the pricing of your products, has that been pretty steady this year? Is there competition?

James Debney - Smith & Wesson Holding Corporation - President and CEO

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Absolutely. As you know, very strategic about operating. Dialing back many years earlier in my tenure we did a strategic price repositioning, which was very successful for the Company.

It allowed us to scale the business significantly. So, we will do nothing to undo that. We’re not opportunistic when it comes to pricing.

For us it’s a long-term strategic view what we do with pricing. We take lots of data inputs.

Obviously a very important one is what is the competitive set doing. And equally important is what is the consumer willing to pay.

Chris Krueger - Lake Street Capital - Analyst

All right. That’s all I got. Thank you.

Operator

James Hardiman, Wedbush.

James Hardiman - Wedbush Securities - Analyst

Good afternoon and thanks for taking my call. A couple questions for me. First, just help me understand the nature of the beat in the fourth quarter.

On your third-quarter call there seemed to be some reservations or concerns that the guidance given was close to an upper limit of what you would be able to do just given limitations from a factory inventory perspective. And yet you were able to be your guide by, I think, $0.13 at the high end of the guide. How were you able to do that just given what it seemed like you expected to be some limitations in 4Q?

James Debney - Smith & Wesson Holding Corporation - President and CEO

It all comes down to really what we described in the prepared remarks, James, where we are talking about leveraging our very flexible manufacturing model. And the key part of that which really helped us in the quarter was the outsourcing capacity that was available to us. We were really able to take advantage of that.

We also fine-tuned it to make sure that our mix was better matching the demand from the consumer. The operations team did a great job there. Very pleased with the results that we got.

James Hardiman - Wedbush Securities - Analyst

Got it. And then with respect to the guidance, I think you generally answered this question, but just so that we are clear. Obviously over the weekend the situation in Orlando, the world changed to a degree. Was this guidance already in place prior to that situation or is it something that’s evolved as you have seen trends play out in the last, call it, five days?

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

Basically this guidance does not take into account any surge, any potential spike in consumer demand as a result of any of that. Basically, all we can do as a business is focus on the things we know, and delivering and execute our strategy. With regard to what happened, any impact on demand is unknown and therefore is not included in our guidance.

James Hardiman - Wedbush Securities - Analyst

And just so we’re clear, then, obviously you are not predicting any future surge, but presumably you have a general understanding of the last week or so of demand. But what you’re saying is none of even that, none of the current trends or recent past trends are currently factored into any of your guidance.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Jeff Buchanan - Smith & Wesson Holding Corporation - CFO

It’s only been a couple of days, so it’s a little hard to tell what any long-term impact on demand is by two or three days of activity.

James Hardiman - Wedbush Securities - Analyst

Okay. That’s completely fair. And then, as I think about your guidance from a top-line perspective, I think it’s 2% to 5% growth on the top line. Maybe to ask the surge or desurge question a slightly different way, it seems like you’re pretty confident that you’re going to be gaining share.

It’s not clear to me if you see an opportunity to build channel inventories over the course of the year. But maybe, to any degree possible, parse that out. Ultimately, do you think the industry grows at all this year, or do you think the entirety of your top-line growth is a function of internal initiatives?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Again, James, we just can’t go into that much detail. That’s way too granular for us. As you know, we believe in the long-term growth prospects of the market overall and that’s one of our major assumptions.

Jeff has gone through in detail what he is basing guidance on. So, I think you just need to look at those prepared remarks and they will give you our assumptions that we based our guidance on. Of course, when it comes to taking market share, you hear me say that like a broken record.

That is our primary objective across the whole business, all divisions is to take market share from the competition. And that’s exactly what we have done year on year on year and demonstrated very strongly. That’s very important to us as we move forward.

James Hardiman - Wedbush Securities - Analyst

Let me ask it this way then, is it safe to say that from a channel perspective that your shipments into the channel are going to be greater than your shipments - the sellthrough out of the channels, just given the fact that it seems like you are still a little bit short of where you would like to be in terms of channel inventories?

James Debney - Smith & Wesson Holding Corporation - President and CEO

James, I’m going to have to stop you there. You can ask it as many different ways as you want to ask it, but we will give you the same answer, and we will just give you the same pushback.

James Hardiman - Wedbush Securities - Analyst

Got it, I had to try. Thanks, guys.

Operator

Rommel Dionisio, Wunderlich Securities.

Rommel Dionisio - Wunderlich Securities, Inc. - Analyst

Thanks. Good afternoon. A couple questions about the new product launch just before the NRA show, the M&P SHIELD 45, obviously a significant addition to your best single line.

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Three quick questions. First, do you have a rough guesstimate as to what percentage of the compact slim category as a whole 45 comes to? I just don’t know if it’s 20% 30% or 2%.

Second, I notice you didn’t bring out a ported model. It seems with the recall of 45, it seems like it would be logical. Is there reason why that wouldn’t work or just any particular reason why it didn’t?

And, lastly, I know that you sell the M&P 940 in California. This being a new caliber, does that actually get grandfathered in because it’s the same design or does that constitute an entirely new pistol, in which case if you don’t [microstamp it] you can’t bring it to California? Thank you.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Okay, let me start with California. No, it doesn’t get grandfathered in, sadly. The requirement for microstamping totally prohibits any additional semiautomatic pistols going onto the roster, and that’s all becoming available for sale to the consumer.

In regard to our ported version, I can’t comment. That’s getting into our new product pipeline. So, again, as you know, we give very little visibility for that.

And then back to your first part, the breakdown between 9, 40 and 45, all I’ll say is — which is very well known — by far 9 millimeter is the most popular round by far. 45, though, does have a following. It is popular.

You do have a number of consumers — again, it’s anecdotal information — they own both the 9 and the 40 and they are there strongly saying — well, now I guess I’ve got to buy the 45, as well. As you know from research, people don’t stop at buying one firearm. They will by multiple firearms.

There is a collector mentality out there. And it appears there is a collector mentality when it comes to owning all the different SHIELDS that are available on the market.

The ported version, just a little bit more color on that, for the 9 and 40 has been very popular, extremely popular and very well received. So, overall, with the SHIELD family, as you know, it’s incredibly important to us. We look after it very closely.

We’re always looking to refresh where it’s needed to keep the consumer excited about the SHIELD family, and we will continue to do that,. I will say that there are obviously products in our new product pipeline as we look out over the next 36 months that relate to the SHIELD.

Rommel Dionisio - Wunderlich Securities, Inc. - Analyst

Great, thanks a lot, James. Congrats on the quarter.

Operator

(Operator Instructions)

Steve Dyer, Craig Hallum.

Steve Dyer - Craig-Hallum Capital Group - Analyst

Thanks. Good afternoon, guys. Most of mine at this point have been answered.

Maybe just one more question on the channel fill or refill. I had expected, just given the slowing in NICS, maybe channel inventory to get back a little bit higher this quarter. Have you guys ever said what you view as an optimal number in the channel or an optimal level?

I’m trying to gauge is that a one-quarter phenomenon, two-quarter phenomenon? What’s involved in refilling that to a satisfactory level?

James Debney - Smith & Wesson Holding Corporation - President and CEO

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

No. We’ve never said what a level will be in terms of units because we don’t have one. It all relates to what we have in the channel in inventory with our distribution partners, and velocity of sellthrough. And that’s why we talk about it in weeks of cover.

That’s the most important thing. That’s what we monitor very closely. That’s what we think about when we are planning the year, and what inventory level that we actually need as we go into that busy full hunting, holiday season.

Steve Dyer - Craig-Hallum Capital Group - Analyst

Got it. Okay. Makes sense.

And then, just as it relates to competition, you guys continue to gain share, particularly recently. Do you feel like, is it just better product, more product, are you taking advantage of some capacity pinches elsewhere in the industry? Any color there would be helpful.

James Debney - Smith & Wesson Holding Corporation - President and CEO

For us it’s a strong combination of brand and product. We have an iconic brand, as you know.

We have up-and-coming brands that are very strong now, M&P. We have very strong product names that out there, as well.

There is a high level of trust with the consumer in our brands and our products across both divisions, firearms and accessories. And as I said earlier, this is a very strong family of brands in our accessories division, as well. That trust is extremely important to us.

That is what creates a lot of value for our shareholders. And then combine that with our strong new product development processes that we have that we’ve demonstrated across all three divisions, as well, puts us in a formidable position. Certainly, I feel, puts us in the driving seat.

And you’ve seen some of the new products that have come out recently. Over 100 product introductions by the accessories division, the major product introductions in the firearms division such as the M&P45 SHIELD, the Compass Thompson/Center bolt-action rifle, our Victory 22-caliber target-shooting pistol.

We are attacking the competition in product categories that we haven’t really had a presence before with a quality product. Now we are here with quality product.

Again, it comes back to what I said earlier. Our primary goal is taking market share. Whether the market is flat, soft, growing, whatever, we’re going to take market share.

Steve Dyer - Craig-Hallum Capital Group - Analyst

Got it. And then, lastly, as it relates to the acquisition pipeline, I think you often talked about bolt-ons and things like that. What’s your appetite for doing something larger if it presented itself?

You obviously have plenty of liquidity and cash flow and everything else. How do you think about the size of things you’re looking at?

James Debney - Smith & Wesson Holding Corporation - President and CEO

Absolutely. We’ve openly said that we will explore larger acquisitions. Tuck-ins are great.

But we’ve also said that we would like to acquire larger businesses that are a fit with us, obviously meet our financial criteria or they are a fit in terms of the spaces that we want to explore, such as the rugged outdoors. So, larger businesses that we could add in product categories that we currently do not services that can become their own standalone division. And, so, we have an appetite for that.

Steve Dyer - Craig-Hallum Capital Group - Analyst

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JUNE 16, 2016 / 09:00PM GMT, SWHC - Q4 2016 Smith & Wesson Holding Corp Earnings Call

Great, thanks very much.

Operator

I am showing no further questions in queue at this time. I would like to turn the call back to Mr. Debney for closing remarks.

James Debney - Smith & Wesson Holding Corporation - President and CEO

Thank you, operator.

And thank you, everyone, for joining us on the call today. We look forward to speaking with you next quarter. Take care, everybody.

Operator

Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the program and you may now disconnect. Everyone, have a great day.

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